EXHIBIT 10.10
AMENDED AND RESTATED UNITED BANKSHARES, INC.
MANAGEMENT STOCK BONUS PLAN
          THIS AMENDED AND RESTATED MANAGEMENT STOCK BONUS PLAN, dated this                      day of                                         , 2008, by UNITED BANKSHARES, INC., a West Virginia corporation (“UBI”), for the purpose of encouraging those employees to whom stock is reserved hereunder to continue in the employ of UBI and to continue to make substantial contributions to the success of UBI in the future.
          WHEREAS, this Plan was originally adopted April 10, 1989 and it is hereby amended and restated                                         , 2008, provided, however, that all provisions applicable to compliance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be effective as of January 1, 2005, with such amendment and restatement intended to bring the terms of the Plan into compliance with the requirements of Section 409A of the Code, said Section 409A having been enacted pursuant to the American Jobs Creation Act of 2004 and revised pursuant to the Pension Protection Act of 2006, and notwithstanding any other provisions of this amended and restated Plan, this amendment applies only to amounts that would not otherwise be payable in 2006, 2007 or 2008 and shall not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, or (iii) an amount to be paid in 2008 that would not otherwise be payable in such year.
          1. DEFINITIONS.
               (a) “Board” shall mean the Board of Directors of UBI.
               (b) “Bonus Shares” shall mean the shares of common stock of UBI reserved pursuant to Section 2 hereof and distributed to a Participant pursuant to Section 3 hereof.
               (c) “Executive Committee” shall mean the Executive Committee of the Board as appointed from time to time by the Board. No member of the Executive Committee. shall be eligible for selection as an employee for whom Bonus Shares may be reserved pursuant to this Plan at any time while he or she is serving on the Executive Committee.
               (d) “Participant” shall mean an employee of UBI or a Subsidiary for whom Bonus Shares have been reserved pursuant to this Plan, or his or her designated beneficiary, surviving spouse or personal representative.
               (e) “Plan” shall mean the United Bankshares, Inc., Management Stock Bonus Plan, dated April 10, 1989, as amended and restated                                         , 2008.
               (f) “Subsidiary” or “Subsidiaries” shall mean a corporation or corporations of which UBI owns, directly or indirectly, shares having a majority of the voting power for the election of directors.

               (g) “Disability” or “Disabled” — a Participant shall be considered disabled if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation or an Affiliate. In addition, notwithstanding any of the foregoing, the terms “Disability” and “Disabled” shall be interpreted under this Plan in a manner consistent with the requirements of Code Section 409A.
               (h) “Specified Employee” means, in the case of any Participant meeting the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12 month period ending on any Specified Employee Identification Date, which shall be December 31 of each calendar year, (or otherwise meeting the requirements applicable to qualification as a ‘Specified Employee’ under Code Section 409A and the regulations and guidance issued thereunder,) that such Participant shall, for purposes of this Plan, thereafter be a Specified Employee under this Plan for the period of time consisting of the entire 12-month period beginning on the Specified Employee Effective Date, and said Specified Employee Effective Date shall be the first day of the fourth month following the Specified Employee Identification Date.
               (i) “Separation from Service” means the severance of Participant’s employment with the UBI or Affiliate for any reason. A Participant separates from service with the UBI or affiliate if he or she dies, retires, separates from service because of the Participant’s Disability, or otherwise has a termination of employment with the UBI or Affiliate. However, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with UBI or Affiliate is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period. In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Plan in a manner consistent with the requirements of Code Section 409A including, but not limited to (i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported termination or Separation from Service, (ii) in any instance in which such Participant is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Plan and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan, (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans,”) then in such instance Participant shall only be considered to meet the requirements of a Separation from Service hereunder if such Participant meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Plan which would otherwise apply (iii) in any instance in which a Participant is an employee and an independent contractor of the Company or any Affiliate or both the Participant must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if a Participant provides services both as an employee and a member of the Board of Directors of UBI or any Affiliate or both or any combination thereof, the services provided as a director are not taken into account in determining whether the Participant has had a Separation from Service as an employee under this Plan, provided that no plan in which such Participant participates or has participated in his capacity as a director is an Aggregated Plan and (iv) a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation of guidance of like import, in the event of an asset purchase transaction as described therein.
          2. BONUS SHARE RESERVE. There shall be established a Bonus Share Reserve to which shall be credited up to 500 shares of the common stock of UBI per employee selected by the Executive Committee to participate herein, per year of participation. The initial reserve of 500 shares per Participant shall be made in any event not later than December 31 of the year in which an employee is selected to participate hereunder and an additional 500 shares of common stock of UBI shall be reserved hereunder in each of the four (4) years following the employee’s initial year of participation, not later than December 31 of each such year.
          In the event that the shares of common stock of UBI should, as a result of a stock split or stock dividend or combinations of shares or any other change, or exchange for other securities, by reclassification, reorganization, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of UBI or of another corporation, the shares in the Bonus Share Reserve shall be appropriately adjusted to reflect such action. If any such adjustments shall result in a fractional share, such fraction shall be disregarded.
          Upon the distribution of shares hereunder pursuant to Section 3 hereof, this Reserve shall be reduced by the number of shares so distributed. All Bonus Shares reserved in accordance with this Plan shall be fully paid and non-assessable and free from preemptive rights.
          3. PARTICIPANTS — DISTRIBUTIONS OF BONUS SHARES. The Executive Committee, in its sole discretion, shall select employees for participation hereunder. In selecting employees the Executive Committee shall consider their position with UBI or a Subsidiary, their responsibility, the value and potential value of their services to UBI and such other factors as the Executive Committee deems pertinent.
          Subject to the restriction, forfeiture and distribution provisions of Section 4 hereunder, and provided that the Participant has not, prior to a distribution date hereunder had a Separation from Service or become Disabled, distributions of common stock reserved hereunder shall be made to a Participant, subject to the provisions of Section 4(e) below, no earlier than January 1 and no later than December 31 of the fifth calendar year of participation hereunder, counting the first year of participation as a calendar year of participation even if the Participant became a Participant after January 1 of that year, and participation hereunder shall thereupon cease for such Participant. By way of example, the reserve and distribution of Bonus Shares shall correspond to the following schedule:

		Year of
Year of Reserve	No. Shares	Distribution
1989	500	1993
1990	500	1993
1991	500	1993
1992	500	1993
1993	500	1993
          4. RESTRICTIONS AND FORFEITURE.
               (a) The term “Restricted Period” with respect to restricted Bonus Shares (after which restrictions shall lapse) shall mean a period commencing on the date of participation and ending on the fifth (5th) December 31st thereafter.
               (b) The restrictions to which restricted Bonus Shares shall be subject shall be as follows:
                    (i) Except as otherwise provided in Section 4(b)(iii) below respecting Separation from Service (other than by death or after Disability) within two years after a Change in Control, a Participant must not have a Separation from Service other than by death or after Disability prior to the date of distribution of Bonus Shares. Should a Participant have a Separation from Service by being discharged by UBI or a Subsidiary, with or without cause, other than after Disability or by death, or should a Participant have a Separation from Service by voluntarily .separating from the service of UBI or a Subsidiary prior to distribution of his or her Bonus Shares, all except as otherwise provided in Section 4(b)(iii) below respecting a Separation from Service (other than by death or after Disability) within two years after a Change in Control, the same shall be forfeited and the Participant shall have no rights whatsoever hereunder.
                    (ii) If a Participant dies or is Disabled prior to Separation from Service other than by death, and prior to the time distribution of Bonus Shares is made to him or her hereunder, then no further Bonus Shares shall be reserved to his or her credit hereunder; provided, however, that Bonus Shares reserved to the credit of the Participant through the date of Disability or death shall be distributed to such Participant or his or her beneficiary, as the case may be, free of restrictions on the date of death or Disability, whichever is earlier, provided that in accordance with Code Section 409A and to the extent permitted by regulations and guidance issued thereunder, a payment shall be treated as having been made on a date specified in this Plan if it is made on a later date within the Participant’s same taxable year as the designated date, or, if later, if made no later than the fifteenth day of the third month after such designated date, provided that, in any event, the Participant is not permitted, directly or indirectly, to designate the taxable year of any payment.
                    (iii) Notwithstanding anything contained herein to the contrary, in the event of a Change of Control as defined below, then in the event of a Separation from Service of Participant within two years after such Change in Control, other than by death or after Disability, but prior to the date of distribution of any Bonus Shares to such Participant under this Plan, no additional shares shall be reserved to the credit of such Participant under this Plan after such Separation from Service within two years after such Change in Control, but all shares reserved to his of her credit under this Plan prior to such Separation from Service within two years after such Change in Control shall be paid, subject to the provisions of Section 4(e), to such Participant on the date of such Separation from Service (provided such Separation from Service is within two years after a Change in Control,) and Participant shall not thereafter participate hereunder. For the purpose of this Agreement, a “Change of Control” shall mean with respect to (i) UBI or any affiliate for whom Executive is performing services at the time of the Change in Control Event; (ii) UBI or such affiliate that is liable for the payment to Executive hereunder,) as the case may be, (or all corporations liable for the payment if more than one corporation is liable) but only if either the payment under this Agreement is attributable to the performance of service by Executive for UBI or for any such Affiliate, as the case may be, that is liable for the payment to the Executive hereunder, or there is a bona fide business purpose for UBI or for such Affiliate, as the case may be, that is liable for the payment to Executive hereunder, to be liable for such payment and, in either case, no significant purpose of making UBI or such Affiliate, as the case may be, that is liable for the payment to Executive hereunder, liable for such payment is the avoidance of Federal Income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in paragraph (i) or (ii) of this section, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i) or (ii) of this section, a Change in Ownership or Effective Control of the corporation, as defined in Section 409A of the Code, and the regulations or guidance issued by the Internal Revenue Service thereunder, meeting the requirements of such Change in Ownership of the corporation or Change in Effective Control of the corporation as a “Change in Control Event” thereunder.
               (c) Upon distribution of Bonus Shares to a Participant or beneficiary, such shares shall become the sole property of the Participant or beneficiary receiving the distribution, free of restriction and without any legend on the certificate or certificates representing said shares.
               (d) Forfeited Bonus Shares shall be distributed, on the same date such Bonus Shares would have been paid to the Participant who forfeited such Bonus Share hereunder under Section 3 if Participant had not had a Separation from Service or otherwise forfeited such Bonus Shares, and instead would have been entitled to receive such Bonus Shares under Section 3, on the date or dates of distribution provided under Section 3, to employees of UBI or its Subsidiaries as selected by the Executive Committee. This Plan has been created and shall be maintained for the exclusive benefit of employees of UBI and its Subsidiaries as selected by the Executive Committee and in no event shall UBI or its Subsidiaries have any right, claim or beneficial or reversionary interest in the Bonus Shares.
               (e) Six Month Delay for Payment After Separation from Service of Any Specified Employee. Notwithstanding the provisions of Sections 3 or 4 or any other provision of this Plan, if any payment is to be made under Section 3 or 4 (or under any other provision of this Plan) upon or based upon the Separation from Service other than by death of any Participant who is a Specified Employee on the date of the Participant’s Separation from Service, and such payment is to be made to such Participant upon or within six months after such Participant’s date of Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such Separation from Service of such Participant (other than by death.)
          5. FINALITY OF DETERMINATIONS. The Executive Committee shall administer this Plan and construe its provisions. Any determination by the Executive Committee in carrying out, administering or construing this Plan shall be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.
          6. LIMITATIONS. Until distributed under the terms hereof, Bonus Shares may not be assigned, transferred, sold, exchanged, pledged, hypothecated or otherwise disposed of by a Participant. Shares which are the subject of such attempted disposition shall be withdrawn from the Bonus Reserve and the Participant shall forfeit all rights to such shares.
          Neither the action of UBI in establishing this Plan, nor any action taken by it or by the Executive Committee under the Plan, nor any provision of the Plan, shall be construed as giving to any employee the right to be retained in the employ of UBI or any Subsidiary.
          7. DESIGNATION OF BENEFICIARY, ETC. Each Participant shall name and have the right at any time, and from time to time, to change the beneficiary or beneficiaries of his or her benefits provided for herein, which designation or change thereof shall be made on the form annexed to this Plan as Exhibit “A”. A beneficiary designation filed with UBI and bearing the latest date of execution shall be conclusive upon all persons as the designation of the beneficiary or beneficiaries named therein. If more than one beneficiary has been designated without specifying the shares to each, distribution shall be made to such of the designated beneficiaries as shall be living in equal shares.
          If no beneficiary has been named by said Participant, or if the designated beneficiary has predeceased the Participant, UBI shall distribute the Bonus Shares to the surviving spouse of the Participant. If there is no surviving spouse, UBI shall distribute the Bonus Shares to the personal representative of the estate of the Participant.
          In case of any distribution to a minor or other legally incompetent person, the Executive Committee may direct that the same be made for the benefit of such minor or other incompetent person in such of the following ways as the Executive Committee shall determine: (1) directly to such minor or other incompetent person; (2) to the legal representative of such minor or other incompetent person; (3) to some near relative of such minor or other incompetent person to be used for the latter’s benefit; or (4) by UBI’s using the same directly for the support, maintenance or education of such minor or other incompetent person. UBI shall not be required to see to the application by any party of any distributions made pursuant to this subparagraph.
          8. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN IN WHOLE OR IN PART. The Board may amend, suspend or terminate the Plan in whole or in part at any time, provided that any such amendment, suspension or termination shall not adversely affect rights or obligations with respect to the reserve of Bonus Shares theretofore made; and provided further, that no amendment to the Plan by the Board shall render any member of the Executive Committee eligible to participate hereunder at any time while he or she is serving on the Executive Committee. Amendments shall be in writing and signed by UBI. In addition, notwithstanding the foregoing, and all subject to Section 4(e), (i) no such amendment shall be effective if it would, if effective, cause this Plan to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such amendment and (ii) the provisions of this Section 8 respecting amendment of this Plan are irrevocable. In addition, notwithstanding any of the foregoing, upon termination, no payments shall be accelerated except in the event that the requirements of Section 4(e), and the requirements for a permissible acceleration under regulations and guidance issued from time to time by the Internal Revenue Service under Code Section 409A, are met, including but not limited to the following:
               (a) termination and liquidation of the Plan by UBI provided that
(1)	The termination and liquidation does not occur proximate to a downturn in the financial health of UBI or Affiliate;

(2)	UBI and any Affiliate of UBI terminates and liquidates all agreements, methods, programs and other arrangements sponsored by UBI or any Affiliate that would be aggregated with any terminated and liquidated agreements, methods, programs and other arrangements under Treasury Regulation Section §1.409A-1(c) or any similar or successor law, regulation or Internal Revenue Service guidance of like import, if the same service provider had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated;

(3)	No payments in liquidation of the Plan are made within 12 months of the date UBI or Affiliate takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate had not occurred;

(4)	All payments are made within 24 months of the date UBI or Affiliate takes all necessary action to irrevocably terminate and liquidate the Plan; and

(5)	Neither UBI nor any Affiliate adopts a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation Section §1.409A-1(c) or any similar or successor law, regulation or Internal Revenue Service guidance of like import, if the same Participant participated in both plans, at any time within three years following the date UBI or Affiliate takes all necessary action to irrevocably terminate and liquidate the Plan; or
               (b) termination and liquidation of the Plan in accordance with the following:
(i)	the termination and liquidation is within 12 months of a corporate dissolution taxed under Code section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), and the amounts deferred under the plan are included in the participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received)—
(1)	The calendar year in which the plan termination and liquidation occurs;

(2)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(3)	The first calendar year in which the payment is administratively practicable.
          9. EXPENSES OF ADMINISTRATION. All costs and expenses incurred in the operation and administration of this Plan shall be borne by UBI.
          10. STATEMENT OF ACCOUNTS. UBI shall prepare and render an operating statement as of December 31 each year which shall reflect all transactions within the Plan, and shall prepare and render a statement for each Participant as of December 31 each year which shall reflect such Participant’s Bonus Shares reserved as of the next preceding December 31, Bonus Shares reserved during the current year and the total Bonus Shares reserved as of the current December 31.
          11. REGISTRATION OF BONUS SHARES. In case UBI shall deter-mine at any time to register any of its securities under the Securities Act of 1933 (or similar statute then in effect), UBI at its own expense will include among the securities which it then registers all Bonus Shares or other stock or securities issued in respect thereof or in exchange or replacement therefor.
          12. BINDING EFFECT. This Plan shall be binding upon and inure to the benefit of any successor of UBI and any such successor shall be deemed substituted for UBI under the terms of this Plan. As used in this Plan the term “successor” shall include any person, firm, corporation, or any other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the stock, assets or business of UBI.
          13. GOVERNING LAW. This Plan shall be construed in accordance with and governed by the laws of the State of West Virginia.
          14. COUNTERPARTS. This Plan may be executed in one or more counterparts, which taken together shall constitute an original.
          IN WITNESS WHEREOF, UBI has caused this Amended and Restated Plan to be executed in its corporate name by its corporate officer thereunto duly authorized.

UNITED BANKSHARES, INC.
By

Its

Attest: